Exhibt 9(b)ii under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                       APPENDIX A

                                         FUNDS

                             Deutsche European Mid-Cap Fund
                              Deutsche German Equity Fund
                             Deutsche Japanese Equity Fund
                               Deutsche Global Bond Fund
                              Deutsche European Bond Fund
                                 Deutsche Top 50 World
                                 Deutsche Top 50 Europe
                                  Deutsche Top 50 Asia
                                   Deutsche Top 50 US
                             Deutsche US Money Market Fund
                      Deutsche Institutional US Money Market Fund

Deutsche Portfolios  Deutsche Funds, Inc.       DB Funds, Ltd.

Investa Portfolio Deutsche Germany Equity Fund DB Germany Equity Fund Provesta Portfolio Deutsche European Mid-Cap Fund DB European Mid-Cap Fund European Bond Portfolio Deutsche European Bond Fund DB European Bond Fund Top 50 Asia Portfolio Deutsche Top 50 Asia DB Top 50 Asia Top 50 World Portfolio Deutsche Top 50 World DB Top 50 World Global Bond Portfolio Deutsche Global Bond Fund DB Global Bond Fund Japanese Equity Portfolio Deutsche Japanese Equity Fund DB Japanese Equity Fund Top 50 Europe Portfolio Deutsche Top 50 Europe DB Top 50 Europe Top 50 US Portfolio Deutsche Top 50 US DB Top 50 US


                                      FEE SCHEDULE


                  GLOBAL CUSTODY, FUND ACCOUNTING, SUB ADMINISTRATION,
                    CALCULATION OF N.A.V. & HUB & SPOKE(R) PROCESSING

A. Fund Accounting, Calculation of N.A.V. & Hub & Spoke(R) Processing

    The following basis point fee schedule is based on all assets.

   Annual Asset Based Fees Per Hub
   First $200 Million in Net Assets             2.0 Basis Points
   Next $800 Million in Net Assets              1.5 Basis Points
   Above $1 Billion in Net Assets               1.0 Basis Points

   Annual Minimum Per Hub                       Yr. 1.  $30,000
                                 Yr. 2. $35,000
                                 Yr. 3. $40,000

    There will be a $12,00 annual fee for each Spoke fund. A monthly fee of $500 for each second class of shares per Spoke and $200 for each class thereafter will apply.

    The above fees apply to the initial complex of 9 Offshore Hub funds and 18 Spoke funds (9 US RIC Spokes and 9 Cayman Registered Spokes). Fees for additional Spokes and/or Hubs to be discussed with your client manager.

B. Sub Administration

       The following basis point fee is based on all assets.

      Annual Asset Based Fees per Hub

      First $200 Million in Net Assets          2.5 Basis Points
      Next $800 Million in Net Assets           2.0 Basis Points
      Above $1 Billion in Net Assets            1.0 Basis Points

      Annual Minimum Per Hub                    Yr. 1.  $40,000
                                 Yr. 2. $45,000
                                  Yr. 3 $50,000

      Offshore Fund Administration Annual Fee per Hub$5,000

          Regarding 1940 Act Spokes, the above fee schedule assumes: quarterly distributions on bond funds; semi-annual distributions on equity funds; quarterly RIC compliance testing; financial statements are printed in English.

          Regarding offshore Spokes, the above fee schedule assumes: no distributions, no monitoring for compliance with local regulations and tax code; annual financial statement preparation; annual Board of Directors meetings; financial statements are printed in English.

          The above fees apply to the initial complex of 9 Offshore Hub funds and 18 Spoke funds (9 US RIC Spokes and 9 Cayman Registered Spokes). Fees for additional Spokes and/or Hubs to be discussed with your client manager.

C. Domestic Custody

   Asset Based fee:                             1 basis point per annum

   Transaction fees:

       DTC/Fed Book Entry                       $10
       Physical Securities                       35
       Options and Futures                       18
       GNMA Securities                           40
       Principal Paydown                          5
       Third Party Foreign Exchange              18
       Outgoing Wires                             7
       Incoming Wires                             5

D. Foreign Subcustodian Fees

       Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the attached global custody fee schedule.

       Annual Minimums Per Hub*                 Yr. 1.  $12,000
                                 Yr. 2. $18,000
                                 Yr. 3. $24,000
       *The annual minimum applies to the assets based fee only.

       Local duties, scrip fees, reclaims, handling of proxies and other markets charges are out-of-pocket.

       Investors Bank will require the funds to hold all assets at the subcustodian of our choice.

       Fees for additional markets to be discussed with your client manager.

OUT-OF-POCKET & BALANCE CREDITS

A. Out-of-Pocket

       These charges consist of: - Pricing & Verification Services - Printing,
         Delivery & Postage - Telephone - Third Party Review - System Development Cost - Micro Rental - Forms & Supplies - Support Equipment Rental - Legal Expenses

B. Domestic Balance Credit

       We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

Miscellaneous

A. Securities Lending, Foreign Exchange and Cash Management

       The assumption was made that Investors Bank would perform securities lending, foreign exchange and cash management for the portfolios. Securities lending revenue is split with the funds and Investors Bank on a 70/30% basis: 70% going to the funds.

* A letter of intent accompanied by a $15,000 deposit to be credited against future fees is required to being this implementation. This fee schedule is valid for 60 days from date of issue and assumes the execution of our standard contractual agreements for a minimum of three years.

* Custody and Fund Accounting fees are quoted separately for presentation purposes only. These services are integrated at Investors Bank and, therefore, are not provided independent from one another.

* The above fees will be charged against the fund's custodial checking account five business days after the invoice is mailed.

* This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.

* This fee schedule assumes that the funds will have a licensing agreement with Signature Financial Group for Hub & Spoke(R).



Accepted and Agreed By:



/s/ Brian Lee           Date:  7/30/98
Brian Lee
President
Deutsche Family of Funds

Proposal dated 5/30/97 (revised 7/18/97)

                               US Money Market Portfolio
                      Deutsche US Money Market Fund (Classes A &B)
                      Deutsche Institutional US Money Market Fund
                                  DB Money Market Fund


                                      Fee Schedule

                  GLOBAL CUSTODY, FUND ACCOUNTING, SUB ADMINISTRATION,
                    CALCULATION OF N.A.V. & HUB & SPOKE(R) PROCESSING

    An annual asset based fee of four (4) basis points will be charged to each fund. One and one half (1.5) basis points will be rebated to the Deutsche Institutional US Money Market Fund.

    For additional Spokes and Classes, there will be, in addition to the above fees, a $12,000 annual fee for each Spoke fund as well as a monthly fee of $500 for each additional class of shares per Spoke.

    If after the first year of operation, the Deutsche US Money Market Fund and the DB Money Market Fund do not exceed $325 million in assets the fee schedule for these funds will revert to the standard fee schedule in place for the other 9 portfolios.

Domestic Custody

Transaction fees:

    DTC/Fed Book Entry                                  $10
    Physical Securities                                  35
    Options and Futures                                  18
    GNMA Securities                                      40

    Principal Paydown                                     5
    Third Party Foreign Exchange                         18
    Outgoing Wires                                        7
    Incoming Wires                                        5

OUT-OF-POCKET & BALANCE CREDITS

A. Out-of-Pocket

       These charges consist of: - Pricing & Verification Services - Printing,
         Delivery & Postage - Telephone - Third Party Review - System Development Cost - Micro Rental - Forms & Supplies - Support Equipment Rental - Legal Expenses

B. Domestic Balance Credit

       We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The credit is based on collected balances reduced by balances required to support the activity charges of the accounts. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.

Miscellaneous

A. Securities Lending, Foreign Exchange and Cash Management

       The assumption was made that Investors Bank would perform securities lending, foreign exchange and cash management for the portfolios. Securities lending revenue is split with the funds and Investors Bank on a 70/30% basis: 70% going to the funds.

* A letter of intent accompanied by a $15,000 deposit to be credited against future fees is required to being this implementation. This fee schedule is valid for 60 days from date of issue and assumes the execution of our standard contractual agreements for a minimum of three years.

* Custody and Fund Accounting fees are quoted separately for presentation purposes only. These services are integrated at Investors Bank and, therefore, are not provided independent from one another.

* The above fees will be charged against the fund's custodial checking account five business days after the invoice is mailed.

* This fee schedule is confidential information of the parties and shall not be disclosed to any third party without prior written consent of both parties.

* This fee schedule assumes that the funds will have a licensing agreement with Signature Financial Group for Hub & Spoke(R).



Accepted and Agreed By:



/s/ Brian Lee           Date:  7/30/98
Brian Lee
President
Deutsche Family of Funds

Proposal dated 5/30/97 (revised 7/18/97)

Investors Bank & Trust Company
Global Custody Fee Schedule

Country                             BP Charge         Trade Charge

Australia                             5.00               $60.00

Austria                               7.00               $60.00

Canada                                5.00               $30.00

China                                20.00               $75.00

Denmark                               5.00               $60.00

Euroclear - Eurobonds                 5.00               $20.00

Euroclear Non-Eurobond Issues         5.00               $60.00

France                                5.00               $60.00

France Debt                           5.00               $60.00

Germany                               5.00               $30.00

Hong Kong                            10.00               $65.00

India ****                           50.00                50BP

Indonesia                            13.00               $65.00

Italy Debt                            5.00               $50.00

Italy Equity                          5.00               $50.00

Japan                                 5.00               $30.00

Korea                                13.00               $65.00

Netherlands                           5.00               $40.00

Norway                                7.00               $90.00

Philippines                          13.00               $65.00

Singapore                            10.00               $65.00

South Africa                          7.00               $40.00

Span Eq & Corp Debt                   7.00               $60.00

Spain Gvt Debt                        5.00               $60.00

Sweden                                5.00               $40.00

Sweden Debt                           5.00               $40.00

Switzerland                           5.00               $60.00

Taiwan                               13.00               $65.00

Thailand                             10.00               $65.00

UK                                    5.00               $50.00

*** Trades billed at 50BP

Out of Pocket Charges are passed through as actuals in all markets

INVESTORS BANK & TRUST COMPANY

SUMMARY OF CUSTODY FUNCTIONS



    Settle purchases and sales of securities upon written instruction.

    Provide safekeeping of all securities.

    Provide safekeeping of all cash.

    Maintain a separate account in the fund's name for securities and cash.

    Track and collect al income and receivables.

    Reconcile cash and security positions.

    Disburse payments for fund expenses.

    Determine and report cash availability to portfolio manager.

    Provide documentation required under rule 17f-5 (foreign custodians).

    Report all voluntary and involuntary corporate action information.

    Receive and process corporate actions.

    Initiate all settlement inquiries, including tax-reclaims.

    Provide reporting including holdings, transactions, income, corporate actions and cash flow.

    Manage relationship with brokers and subcustodians to insure timely and accurate settlement of domestic and international trades.

                                       Appendix C





                                  Additional Services







                                         None.